EXHIBIT 10.10

          SOURCE CODE LICENSE AGREEMENT DATED JANUARY 21, 2004 BETWEEN COMPUTER ASSOCIATES INTERNATIONAL, INC. AND CIROND NETWORKS, INC.


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                          SOURCE CODE LICENSE AGREEMENT

This Source Code License Agreement ("Agreement") is entered into as of January 21, 2004 (the "Effective Date") by and between Computer Associates International, Inc., a Delaware corporation having a place of business at One Computer Associates Plaza, Islandia, NY 11749 ("CA") and Cirond Networks, Inc., a Nevada corporation having a place of business at 1999 South Bascom Avenue, Suite 700, Campbell, CA 95008 ("Licensor").

WHEREAS, Licensor develops and manufactures certain software programs commonly know as WiNc ManagerTM, WiNcTM, and pocketWiNcTM (the "Software" as more fully defined below to include both object and source code versions thereof);

WHEREAS, CA wishes to license Software on the terms and conditions of this Agreement and Licensor wishes to grant such license on the terms and conditions of this Agreement.

NOW THEREFORE, the parties agree as follows:

1.       DEFINITIONS

The following capitalized terms shall have the meaning set forth below for purposes of this Agreement:

"CA" means Computer Associates International, Inc. and any corporation which is now or hereafter owned or controlled, directly or indirectly, by Computer Associates International, Inc.

"CA SOFTWARE PRODUCT(S)" means software which is or may be distributed by CA directly or indirectly through a Distributor which includes all or any portion of the Object Code, it being understood that a CA Software Product may consist solely of all or a portion of the functionality comprising the Object Code that has been modified to comply with CA's standards and requirements in CA's sole discretion. A CA Software Product does not include Source Code except as otherwise expressly provided in this Agreement.

"CUSTOMER" means a customer who licenses a CA Software Product for end use and not for redistribution from either CA or from a Distributor.

"DISTRIBUTOR" means a company that is authorized by CA or another CA Distributor to market, supply, license and/or distribute the CA Software Products pursuant to a written distribution agreement.

"DOCUMENTATION" means the end user manuals and other documentation which accompany the generally available Object Code as distributed by Licensor.

"FUNCTIONAL SPECIFICATION" means the specifications for the Software as set forth in Exhibit B.

"INTELLECTUAL PROPERTY RIGHTS" with respect to the Software, means all rights in all U.S. and foreign letters patent and applications for letters patent, patents issued from pending applications and patents claiming priority to such patents and applications, rights in copyrights and rights of authorship whether registered or unregistered, rights in trade secrets under common law, state law, federal law, and the laws of foreign countries and all other intellectual property rights therein.


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"OBJECT CODE" means a version of the Software that was generated by a compiler or an assembler and which can be directly executed by a computer system's central processing unit. In addition, Object Code shall include the Documentation and all Object Code to the extent provided pursuant to Section 6.2.

"SOFTWARE" means the software programs set forth in Exhibit B and all of Licensor's Intellectual Property Rights therein. Software includes Object Code and Source Code.

"SOURCE CODE" means a version of the Software in machine readable form prior to compilation and human readable form together with explanatory materials and documentation, including production tools, programmer's notes and comments, command files and regression tests and other related technical materials which are necessary for a complete understanding of the content and structure of the Software, including, without limitation, the additional deliverables set forth on Exhibit A (collectively, the "Additional Deliverables") to the extent same are related to Source Code. In addition, Source Code shall include all Source Code to the extent provided pursuant to Section 6.2.

2.       DELIVERY OF THE SOFTWARE AND DOCUMENTATION.

2.1 As soon as practical, but in not more than 5 days of the execution of this Agreement, Licensor shall provide CA a master disk containing at least one copy each of Source Code, Object Code, and Documentation and the Additional Deliverables for CA's evaluation and acceptance testing purposes to determine that the Source Code can be compiled into the Object Code and that the Source Code and the Additional Deliverables are complete. In addition, Licensor shall make available one qualified engineer available at CA's offices in Islandia, New York to provide support to CA during normal business hours until completion of the acceptance testing as set forth in this Section 2.1 and Licensor shall cause such engineer to comply with CA's rules and regulations while at such offices and sign and deliver to CA a non-disclosure agreement substantially in the form of Exhibit F attached hereto prior to entering such premises.

         In the event, CA notifies Licensor within 5 days of receipt of such copies that the Source Code cannot be so compiled or either the Source Code and/or the Additional Deliverables are incomplete, then Licensor shall promptly provide CA with any modification and/or Additional Deliverables necessary to ensure that the Source Code can be so compiled or is complete, as the case may be. In the event that CA does not contact the Licensor with in such 5-day period, then in such event, the Software shall be deemed accepted. The license fees for the Software set forth in this Agreement are contingent upon acceptance by CA of the Software under this Agreement. In the event that CA does not accept the Software as set forth above, CA may terminate this Agreement upon written notice without any further obligation to Licensor and may receive a refund of any license fees, supports fees or other amounts paid by CA hereunder.

3.       GRANT OF LICENSES.

3.1 In consideration of the license fees set forth in Section 5.1 of this Agreement, Licensor hereby grants to CA the following world-wide, non-exclusive, perpetual, fully paid up and irrevocable licenses:

         (a) to use the Software and Documentation, in whole or in part, for its own internal use;

         (b) to use the Software and Documentation, in whole or in part, for developing, manufacturing, reproducing, and supporting CA Software Products;


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         (c) to use the Software and Documentation, in whole or in part, for marketing, distributing, sublicensing and demonstrating CA Software Products to Customers and Distributors;

         (d) to merge or combine the Software, in whole or in part, with other software to create CA Software Products, provided always that the Intellectual Property Rights in the Software or any portions thereof included in CA Software Products remains vested in Licensor;

         (e) to modify, enhance and create derivative works of the Software in connection with the licenses granted in clauses (a) through (d) above, including, without limitation, the addition of new features and functionality thereto.

         (f) to distribute, transfer and sublicense the CA Software Products, in source code form, directly and indirectly to Distributors, Customers and CA business partners, it being understood that for a period of twelve (12) months from the Acceptance Date of the Source Code, CA shall not so distribute the Source Code without the prior written consent of Licensor and under no circumstances during the term of this Agreement shall distribution of such Source Code be made to any entity engaged in the manufacturer of WiFi management software products without the prior written consent of Licensor.

3.2 Ownership of the Software and Documentation together with all new versions thereof provided by Licensor to CA shall remain vested in Licensor or its licensors. All enhancements, modifications and derivative works of the Software and Documentation developed by or on behalf of CA shall be owned by CA, subject to Licensor's underlying Intellectual Property Rights in the Software and Documentation. CA shall also retain ownership of all CA software programs that may be merged or combined with the Software and nothing in this Agreement shall be interpreted or constued as granting Licensor any licenses or rights with respect to any CA or third party software programs that may be merged or combined with the Software.

3.3 Licensor grants CA and its Distributors the right and license, but not the obligation, to use in conjunction with the marketing of the Software under this Agreement any trademarks or tradenames of Licensor. Such trademarks include but are not limited to WiNc ManagerTM, WiNcTM, and pocketWiNcTM. If CA utilizes a Licensor trademark or a Licensor tradename, the trademark or tradename shall be attributed to the Licensor. No right to use any CA trademark or CA tradename is granted by CA hereunder.

3.4 ALL RIGHTS TO THE SOFTWARE AND DOCUMENTATION NOT EXPRESSLY GRANTED HEREIN ARE RESERVED BY LICENSOR.

4.       LICENSOR'S RESPONSIBILITIES.

4.1 Licensor shall provide CA and its Distributors, at no charge, with a reasonable number of copies of all marketing collateral and related information regarding the Software upon request.

4.2 Licensor will provide CA with technical support for the Software as set forth in Section 6 and Exhibit D of this Agreement.

4.3 Licensor shall provide to CA (a) technical training relating to installation and system administration of Software for the number of software engineers set forth on Exhibit B and (b) the number of days of on-site training and support set forth on Exhibit B at times mutually acceptable to both parties. Such training and consulting shall be without charge to CA and shall be provided at up to 5 of CA's offices unless otherwise agreed by the parties in writing except that Licensor

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shall be entitled to reimbursement for reasonable travel expenses to such offices so long as such expenses are approved in advance by CA, are in compliance with CA's standard guidelines for such expenses and any request for reimbursement is accompanied by the actual receipts for such expenses. .

4.4 Licensor will notify CA within 30 days of any plans to make any new, enhanced or modified versions containing substantial new functionality of the Software or any replacements of the Software containing substantial new functionality. Licensor grants CA the option to license such Software for a license fee that shall be no more than 15% of the license fee set forth in Exhibit C and upon such other terms and conditions that will be substantially the same as those set forth in this Agreement.

5.       CONSIDERATION.

5.1 For the rights and licenses granted to CA hereunder, CA shall pay Licensor the license and support fees set forth on Exhibit C according to the payment schedule in Exhibit C. Such fees shall also cover technical support for an initial period of one year commencing upon the CA's acceptance of the Software under this Agreement (the "Acceptance Date"). After the initial one year period, CA shall have the option to renew technical support services for additional one year periods for the fixed fee set forth in Exhibit C, which option shall be exercised annually by CA providing Licensor with a written notice to Licensor of CA's intent to so renew no later than thirty days prior to each anniversary of the Acceptance Date, which notice shall be accompanied by the renewal fee set forth in Exhibit C.

5.2 All prices are inclusive of all taxes and duties. Licensor shall arrange, at its expense and risk, shipment to CA of Software and any new versions thereof supplied hereunder on the appropriate storage medium and in appropriate packaging. Risk of loss remains with Licensor until received by CA.

6.       TECHNICAL SUPPORT

6.1 During each year in which CA elects to acquire support services from Licensor, Licensor will supply CA with support for the Software in accordance with the terms of set out in Exhibit D. As part of such support service Licensor shall use reasonable efforts consistent with industry standards to correct failure of the Software to comply with the Functional Specification on a schedule that is consistent with the timeframes based on severity of the problem set forth in Exhibit D. Licensor shall use reasonable efforts consistent with industry standards to provide work-arounds to minimize the effects of any such errors until a fix can be provided.

6.2 Licensor shall provide CA with one copy of the most current copy of all materials necessary to provide support for the Software. Such materials shall include, without limitation, the Source Code, necessary documentation and listings, known error information, amendments and modifications to the Source Code and documentation and test tools for performing support services. The above materials shall be provided to CA within 30 days of the Acceptance Date of this Agreement.

7.       REPRESENTATIONS AND WARRANTIES

7.1 Licensor represents and warrants that it has the right to grant the licenses and rights granted in this Agreement and that it is under no obligation or restriction, nor will it assume any obligation or restriction, which would in any way interfere with, be inconsistent with or present a conflict of interest concerning its obligations under this Agreement.

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7.2      Licensor further represents and warrants that:

         (a) except as disclosed on the attached Exhibit E, the Software is an original work, is not in the public domain, does not embed or incorporate any third party product or code, including, but not limited to, any so called "freeware" or "open source" or source code subject to the General Public License or Lesser General Public License or any similar license; and Licensor is under no royalty obligation to any third party relating to the Software or CA's exercise of its rights under this Agreement; and Licensor is not party to any agreement with a third party the terms and conditions of which will be breached by Licensor's entering into this Agreement or by the exercise of CA's rights hereunder;

         (b) the Software does not infringe any intellectual property rights under any patent, copyright or trademark or other intellectual property right anywhere in the world and the use and distribution of the Software by CA and the other intellectual property rights granted by Licensor to CA under this Agreement shall not infringe any patent, copyright, trademark or other intellectual property right of any third party and

         (c) the Software (including all new releases and updates thereto provided hereunder) shall perform substantially in accordance with the Functional Specification. Should the Software not operate in the prescribed manner then Licensor shall use reasonable efforts consistent with industry standards to ensure that it does so in as short a time as is possible. Licensor did not include any authorizations strings, "time bombs", license managers or other devices in the Software.

         (d) it does not represent or warrant herein that the Software is free of errors.

7.3 EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE SOFTWARE IS PROVIDED ON AN "AS IS" BASIS. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, LICENSOR EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES TO THE FULL EXTENT PERMITTED BY LAW, , INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.4 CA acknowledges and agrees that the Source Code constitute proprietary and confidential information of Licensor.

7.5 Licensor further represents and warrants that as of the Effective Date it has not determined the U.S. Department of Commerce Export Classification for the Software. Licensor, from and after the date hereof, shall notify CA promptly when and if it determines or makes any changes to such Classifications. Licensor shall cooperate with CA to provide CA with all reasonable information covering export classification of the Software as necessary to enable CA to comply with applicable import or export laws and regulations.

8.       INDEMNITY

8.1 Licensor shall fully indemnify CA against any and all loss, costs, expenses and liability in connection with, and defend CA against any claims (i) that the Software infringes any copyright, patents, trademarks, trade secrets or other intellectual property rights of third parties; or (ii) which are based on a failure of Licensor to perform its warranty, maintenance, and support obligations as set forth in this Agreement; or (iii) arising out of a breach of the representations and warranties set forth in Section 7 hereof; provided that:

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         (a) Licensor is given written notice within 15days from the time that
CA first learns of such claim and CA gives Licensor reasonable assistance in connection with the defense of the claim (at Licensor's expense); provided, however, that CA's failure to provide notice within such 15 day period shall not release Licensor from its indemnification obligations hereunder unless Licensor can demonstrate that its defense of such claim was materially and adversely effected by such failure;

         (b) Licensor shall have the opportunity to conduct and control of the claim's settlement or compromise; provided that under any settlement or compromise CA is granted an unconditional general release without prejudice and such settlement or compromise does not adversely affect any of CA's rights under this Agreement; and

         (c) such infringement is not caused by the combination by CA of the Software with other infringing software products.

8.2 In connection with any claim for which indemnification has been sought by CA pursuant to the above Section 8.1, (i) CA may assume responsibility for the direction of its own defense at any time upon prior written notice to Licensor, including the right to settle or compromise any claim against it without Licensor's consent, provided that in doing so it shall be deemed to have waived its right to indemnification except in cases where Licensee has declined to provide a defense of such claim as required by Section 8.1 and (ii) CA may engage counsel of its own choosing at its sole expense to monitor any defense being provided by Licensor pursuant to Section 8.1 and Licensor shall cooperate and cause its counsel to cooperate with any counsel so engaged by CA.

9.       TERM AND TERMINATION

9.1 This Agreement shall commence upon its execution and shall continue until terminated as follows:

         (a) By CA by giving at least 30 days notice in the event the Software fails initial acceptance testing as set forth in Section 2 of this Agreement and upon such termination CA shall delete all copies of the Software in its possession, including, without limitation, deleting such copies from its computer processors;

         (b) By either party if the other party commits any material breach of its obligations hereunder and fails within 30 days after receiving written notice to cure the same. Any such termination shall be without prejudice to any other rights which may have accrued to it hereunder;

         (c) By either party immediately by written notice if the other party files a petition in bankruptcy, goes into liquidation, admits that it is insolvent, makes an assignment for the benefit of creditors, or has a petition in bankruptcy or receivership filed against it and such petition is not dismissed with within 30 days following filing.

9.2 In the event of a termination due to a breach by Licensor as set forth in Sections 9.1 (b) and (c), the licenses granted to CA in Section 3 shall remain in effect perpetually and CA shall be entitled to retain and continue to make or obtain copies of the Software (including the Source Code). At the termination of the Agreement, Licensor's obligation to provide support hereunder shall at the option of CA continue in accordance with the terms and conditions contained herein for a period of at least one year following such termination.


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9.3      All licenses properly granted to CA, Customers and Distributors hereunder shall survive termination or expiration of this Agreement unless the Agreement is terminated due to CA's material breach under Section 9.1(a) or is terminated pursuant to Section 9.1(b) due to CA's financial condition.

9.4 In addition to this Section 9, the obligations set forth in Sections 5, 7, 8, 10 and 11 shall survive termination of this Agreement and shall bind the parties and the legal representatives, successors, heirs and assigns.

10.      LIMIT OF LIABILITY

10.1 NEITHER PARTY SHALL IN ANY CIRCUMSTANCES BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL OR INDIRECT LOSS, DAMAGE OR INJURY, COST OR EXPENSE HOWSOEVER ARISING AND OF WHATSOEVER NATURE INCLUDING (WITHOUT LIMITATION) LOSS OF PROFIT, LOSS OF CONTRACTS, LOSS OF OPERATION TIME OR LOSS OF USE OF ANY EQUIPMENT OR PROCESS.

11.      CONFIDENTIALITY OBLIGATIONS RELATED TO SOURCE CODE AND DOCUMENTATION

11.1 CA agrees to handle the Source Code with the same degree of care it takes to safeguard its confidential or secret information of a like nature, but in no event less than a reasonable degree of care, and will not disclose or make available, directly or indirectly, Source Code to any third party, except (i) for disclosure to independent contractors that have entered in non-disclosure agreements with terms and conditions consistent with CA's confidentiality obligations hereunder, (ii) as expressly permitted hereunder, (iii) for disclosure if CA files a petition in bankruptcy, goes into liquidation, admits that it is insolvent, makes an assignment for the benefit of creditors, or has a petition in bankruptcy or receivership filed against it and such petition is not dismissed with within 30 days following filing; or (iv) with the prior written consent of Licensor, which shall not be unreasonably withheld.

12.      GENERAL.

12.1 All notices, consents and other communications required or permitted under this Agreement shall be in writing and sent by registered or certified mail, postage pre-paid, transmitted by facsimile transmission confirmed by mail as set forth above or sent by overnight courier (if delivery is confirmed by the courier) to the addresses indicated on the first page of this Agreement, or such other address as either party may indicate by at least 10 days prior notice to the other party. In the case of CA, all such notices shall be sent to the attention of Corporate Business Development with a copy to the attention of General Counsel. In the case of Licensor, all such notices shall be sent to the attention of President and CEO.

12.2 Both parties agree that the personnel of one party shall not for any purposes be considered employees or agents of the other party and that the parties shall be deemed independent contractors. Nothing in this Agreement shall be construed to constitute either party as an agent, partner or legal representative of the other party. Both parties assume full responsibility for the actions of its personnel while performing activities pursuant to this Agreement. Each party shall bear its own expenses in its performance of this Agreement unless otherwise specifically indicated in this Agreement.


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12.3     Neither party may assign this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors and permitted assigns.

12.4 If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected. The failure by any party to exercise any of its rights under this Agreement or to require performance of any term or provision in any one instance shall not prevent subsequent exercise or enforcement of such rights or be deemed a waiver of any subsequent breach of the same or any other term or provision of this Agreement. Any waiver of the performance of any of the terms or conditions of this Agreement shall be effective only if in writing and signed by the party against which such waiver is to be enforced.

12.5 The parties agree to keep the specific terms and conditions of this Agreement in confidence. All press releases relating to this Agreement shall require the mutual written approval of both parties provided that CA may, without such approval, issue press releases or other communications that reference the functionality and features of the Software.

12.6 This Agreement shall be governed by and construed in accordance with the laws of the State of New York and in the event of any dispute the parties hereto submit to the jurisdiction of the State and Federal courts of Chicago, Illinois.

12.7 This Agreement represents the entire agreement between the parties with respect to the subject matter contained herein and supersedes any and all written communications, representations and arrangements whether written or oral (whether given or made before or after the date hereof). No alteration, modification, waiver or addition to this Agreement shall be valid unless made in writing and signed by both parties' duly authorized representatives.

12.8 The remedies provided by this Agreement are not intended to be exclusive. Each shall be cumulative and shall be in addition to all other remedies available to either party under law or equity.

12.9 This Agreement may be executed in counterparts, all of which together shall be deemed one and the same License.


COMPUTER ASSOCIATES                       CIROND NETWORKS, INC.
INTERNATIONAL, INC.


By:                                       By:
   ------------------------------            -----------------------------------


Name:    JAMES MCGARRY                    Name:    NICHOLAS MILLER
     ----------------------------              ---------------------------------


Title:   VICE PRESIDENT                   Title:   PRESIDENT AND CEO
      ---------------------------               --------------------------------

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